1. Addendum of the Tenancy contract made on 03.Oct.07

Contract No. M07H2b

FA Siegburg St. No. 220 5103 0471

Between

Tannenweg 10 Vermögensverwaltung GbR (Asset management sociaty GbR)

reprensented by its managing partner,

Mr. Herbert Fassbender, Widenmayer street 48, 80538 Munich, Germany

Tel.: +49(0)89 21 21 37 11, Fax: +49(0)89 21 21 37 12

Email: H.Fassbender@fassbender-lawyers.com

c/o W. Neukirchen GmbH, Industrie street 43, 53721 Siegburg, Germany

Tel.: +49 (0) 2241 590077, Fax: +49 (0) 2241 590079, Mobile: +49 (0) 171 5332877

Email: wolfgang.neukirchen@t.online.de

as local property management

- hereinafter referred to as "Landlord"

and

Perfectenergy GmbH

Tannenweg 10

53757 St. Augustin

represented by CEO.

Xiaochun Haas, Tannenweg 8 53757 St. Augustin

E-Mail: contact@haasmt.com

-hereinafter referred to as "Tenant"

Preliminary note

The parties are agreeing on the changes and addenda of the tenancy agreement which was made on 3. Oct. 2007. The remaining parts of this agreement made on 3. Oct. 2007 still have their validity.

To §1 – rented object, condition and equipment

1. The objects of the tenancy agreement are the areas of the hall H2b with offices meeting room, passage way and 4 automobile parking places which are in front of the rental object.

   The areas of the tenancy agreement are:

   146 m^2 warehouse (unheated)

   128 m^2 offices, meeting room and passage way (heated)

To § 4 Rent, ancillary costs, prepayment of the ancillary costs, VAT.

1. The net rent for the total rental areas which are listed in the §1 is monthly € 920.00 plus VAT.

   From 1th Dec. 2007 to 30. Nov. 2008: €920.00 plus VAT.

   1th Dec. 2008 to 30. Nov. 2009: €920.00 plus VAT.

   1th Dec. 2009 to 30. Nov. 2010: €1200.00 plus VAT.

   In the exercise of tenant's option, the term of lease will be extended for 2 years. The net rent will be discussed newly according to the § 6.

4. The net rent plus the prepayment of the ancillary costs and VAT together make the whole monthly rental payment, which should be done monthly in advance. This payment must be transferred by the tenant on the account of the landlord which is indicated in the following without any charges for the landlord at the latest on the third working day per month. The timeliness of the payment doesn't depend on the time in which the payment is done, but on the time in which the landlord gets the payment on his account.

Account holder: Tannenweg 10 Vermögensverwaltungs GbR

Bank: HypoVereinsbank

Bank Code: 700 202 70

Account: 322 65 600

In case that the tenant delays the rent payment, the landlord is entitled to require EUR 10.00 as generalized dunning costs for every dunning letter.

The whole payment monthly must be done firstly at the beginning of the tenancy on 01. Dec. 2007, which is:

Net rent	€920.00
Prepayment of the ancillary cost	€300.00
	€1220.00
VAT 19%	€ 231.80
Total payment monthly	€1451.80

§ 22 final clauses

6. All of the agreements which are made by the parties in the tenancy contract on 3. Oct. 2007 still have their validity, unless expressly otherwise agreed upon by the parties in this 1. Addendum.

Sankt Augustin, de 25.1.2008